Exhibit 10.8

Portions of this exhibit marked [*] are omitted and

are requested to be treated confidentially.

DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

THIS DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the “Agreement”), dated as of May 5, 2006 (the “Effective Date”) is entered into between Active Biotech AB, a Swedish corporation, having a place of business at Scheelevägen 22, SE-220 07 Lund, Sweden (“Active Biotech”) and Chelsea Therapeutics International, Ltd., a Delaware corporation having a place of business at 13950 Ballantyne Corporate Place, Suite 325, Charlotte, North Carolina 28277, U.S.A. (“Chelsea”). Each of Active Biotech and Chelsea shall be referred to herein as a “Party” and collectively as “Parties”.

RECITALS

A. Active Biotech and Chelsea are each engaged in the research, development and commercialization of pharmaceutical products.

B. Active Biotech possesses rights to preclinical compounds for the treatment of transplant rejection and certain other autoimmune diseases.

C. Chelsea has desires to further develop and commercialize such compounds.

AGREEMENT

The Parties agree as set forth below.

1. DEFINITIONS.

1.1 “Active Biotech IP” means Active Biotech Know-How and Active Biotech Patent Rights.

1.2 “Active Biotech Know-How” means all Information that is (a) Controlled by Active Biotech as of the Effective Date or at any time during the term of this Agreement, and (b) useful or necessary for the Development, Final Development, Manufacture or Commercialization of the Product.

1.3 “Active Biotech Patent Rights” means all Patent Rights that (a) are Controlled by Active Biotech as of the Effective Date or at any time during the term of this Agreement and (b) claim the Compound, the Product or their method of formulation, manufacture or use, including those patents listed on Schedule 1.3.

1.4 “Active Biotech Territory” means each country in the world other than those countries comprising the Chelsea Territory.

1.5 “Affiliate” means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a specified person or entity. For purposes of this Section 1.5, “control” shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity or voting interest with the power to direct the management and policies of such non-corporate entities.

1.6 “Business Day” means any day between and including Monday through Friday; provided, however, that, with respect to any payment to be made or notice to be provided hereunder by a Party, if the date on which such payment or notice is due falls on a national bank holiday in the country in which the principal place of business of such Party is located, such payment or notice shall be due on the next day on which banks in such country are open for business.

1.7 “cGCP” or “Good Clinical Practice” means Good Clinical Practices, as set forth in (a) Directive 2001/20/EC, and (b) 21 C.F.R. Parts 50, 56 and 312 et seq.

1.8 “cGLP” or “Good Laboratory Practice” means Good Laboratory Practices, as set forth in 21 C.F.R. Part 58 et seq., and the rules in force in the EU relating to GLP, including EC Directives 87/18 EEC, 88/320/EEC, and 1999/11/EC.

1.9 “cGMP” or “Good Manufacturing Practice” means Good Manufacturing Practices, as set forth in 21 C.F.R. Part 210, et seq., and EC Directive 91/356/EEC.

1.10 “Chelsea IP” means Chelsea Know-How and Chelsea Patent Rights.

1.11 “Chelsea Know-How” means all Information that is (a) Controlled by Chelsea as of the Effective Date or at any time during the term of this Agreement, and (b) useful or necessary for the Development, Final Development, Manufacture or Commercialization of the Product.

1.12 “Chelsea Patent Rights” means all Patent Rights that (a) are Controlled by Chelsea or its Affiliates as of the Effective Date or at any time during the term of this Agreement and (b) claim the Compound, the Product or their method of formulation, manufacture or use.

1.13 “Chelsea Territory” means each country in North America and South America, as may be adjusted pursuant to Section 4.1(b), 4.4, and 14.3(a)(i).

1.14 “Commercialization” or “Commercialize” means any and all activities directed to marketing, promoting, distributing, importing, offering to sell and/or selling the Product in a country, including market research, medical education programs, product related public relations, planning, detailing, marketing, distribution, creative development of visual sales aids, support of medical meetings, direct mail, telemarketing, and tele-detailing, media placement and advertising, field marketing events such as peer influence programs featuring medical thought leaders, educational grants, sales meetings, pharmacovigilance (adverse event reporting), and Phase IV clinical trials; provided, however, that Commercialization excludes Development, Final Development and Manufacture.

1.15 “Commercialization Plan” means a rolling multi-year plan and budget for Commercializing the Product, which shall include (a) a market development, marketing, sales, supply and distribution strategy, including an overall budget for anticipated marketing, promotion and sales efforts in the calendar year; (b) an identification of target populations and distribution channels to which each Party shall devote its promotion efforts, (c) the personnel and other resources to be devoted by each Party to such efforts, and (d) the number and positioning of details to be performed by each Party, as well as market and sales forecasts and related operating expenses, for the Product.

1.16 “Commercially Reasonable Efforts” means exerting such effort and employing such resources as would normally be exerted or employed by a specialty pharmaceutical company for a product of similar market potential at a similar stage of its product life, taking into account, the phase of development of, and technical risks relating to, the product, the development and proprietary positions of Third Parties, the regulatory structure involved, the likely cost of goods, the competitiveness and size of the relevant marketplace, and the potential profitability of the Product, when utilizing sound and reasonable scientific, business and medical practice and judgment in order to develop the Product and bring it into commercial use as quickly as is reasonably possible.

1.17 “Confidential Information” means all Information, whether or not patentable, regarding a Party’s technology, products, business or objectives, which is designated as confidential in writing by the Disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such information or material is disclosed to the Receiving Party. Notwithstanding the foregoing, Information which is orally, electronically or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information of a Party (a) if the Disclosing Party, within thirty (30) days after such disclosure, delivers to the other Party a written document or documents describing the Information and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the persons to whom such disclosure was made or (b) such Information is of the type that is customarily considered to be confidential by persons engaged in activities that are substantially similar to the activities being engaged in by the Parties pursuant to this Agreement.

1.18 “Control” or “Controlled” means, with respect to any item of Information or any intellectual property right, the possession (other than pursuant to this Agreement) of the right or ability of a Party or any of its Affiliates to grant to the other Party or a Third Party access to and/or a license under such item or right as provided herein without violating the terms of any agreement or arrangement with any Third Party existing before or after the Effective Date.

1.19 “CTD” means the Common Technical Document for the Registration of Pharmaceuticals for Human Use, intended for submission to the FDA or the EMEA.

1.20 “Develop” or “Development” means, with respect to a Product, any and all activities directed to the discovery, construct development, pre-clinical and clinical development of such Product through the preparation of the CTD, including manufacturing process and formulation development; provided, that Development excludes Phase III Development, Final Development, Manufacture and Commercialization.

1.21 “Development Expenses” means all expenses incurred by the Parties with respect to the Development of the Product in accordance with the Preliminary Development Plan and the Development Plan, measured as follows: (a) with respect to services provided directly by such Party or its Affiliates, the FTE Rate for each FTE; and (b) all amounts paid to Third Parties with respect such Development, including the acquisition of Product for clinical studies.

1.22 “Development Plan” means a description of the Development and Phase III Development activities to be undertaken by the Parties with respect to the Product, together with a description of (a) all associated tasks and responsibilities, (b) personnel commitments, (c) time schedules and milestones, (d) budgets (including all expenditures, costs, and other resources anticipated to be devoted by the respective Parties to the Development tasks) and (e) other information relevant to the performance of such tasks.

1.23 “EMEA” means the European Medicines Evaluation Agency or any successor agency thereto.

1.24 “Executive Officer” means (a) with respect to Chelsea, the President of Chelsea (or a senior executive officer of Chelsea designated by Chelsea’s President), and (b) with respect to Active Biotech, the President of Active Biotech (or a senior executive officer of Active Biotech designated by Active Biotech’s President).

1.25 “FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

1.26 “Final Development” and “Finalization” means, with respect to the country, any and all activities following the completion of the CTD directed to the filing of the relevant Regulatory Filings and the obtaining of Regulatory Approval of the Product in such country; provided, that Final Development excludes Manufacture and Commercialization.

1.27 “First Commercial Sale” means the first sale of the Product in a country by a Party or one of its Affiliates or Sublicensees to a Third Party on arm’s length commercial terms. Sales for test marketing, clinical trial purposes, named patient use or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

1.28 “FTE” means a full-time equivalent scientist person year consisting of a total of 1,600 hours of work spent on or directly related to the Development of a Product. In the interest of clarity, though, a single individual who works more than 1600 hours in a single year shall be treated as one FTE regardless of the number of hours worked.

1.29 “FTE Rate” means $[*] per FTE. The FTE Rate shall be adjusted appropriately as proposed by the JDC as mutually agreed by the Parties to reflect the average cost of FTEs for the Parties. Such rate includes all salaries, benefits and other indirect costs of personnel, all routine supplies, and all overhead allocations.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.30 “IND” means an application submitted to a Regulatory Authority to initiate human clinical trials, including (a) an Investigational New Drug application or any successor application or procedure filed with the FDA, (b) any foreign equivalent of the application described in clause (a), and (c) all supplements and amendments that may be filed with respect to the foregoing.

1.31 “Information” means any and all technical, scientific and other know-how and information, inventions, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other intangible materials, including pre-clinical and clinical trial results, manufacturing procedures, test procedures, and purification and isolation techniques (whether or not confidential, proprietary, patented or patentable), and all tangible embodiments of any of the foregoing in written, electronic or any other form or other tangible materials that are used as research or development tools, such as assays and reference substances. Information shall also include all clinical, technical and other relevant reports, records, data, information and materials relating to the Product and all Regulatory Filings and Regulatory Approvals for the Product.

1.32 “Jointly-Owned IP” means all Information made jointly by the Parties during the course of performing activities under this Agreement.

1.33 “Joint Patents” means all Patent Rights claiming any inventions comprising Jointly-Owned IP.

1.34 “Licensed Compound” means a composition of matter that inhibits dihydroorotate dehydrogenase (i.e., IC50 < 1µM in a whole cell assay in Jurkat cells in which the effect is reversed by addition of uridine according to ABR document number [*]), including all such compounds that are claimed in the Active Biotech Patent Rights listed in Schedule 1.3.

1.35 “Manufacture” or “Manufacturing” means process scale-up, validation, clinical and commercial manufacturing (including bulk manufacturing and finished pharmaceutical product manufacturing).

1.36 “Net Sales” means the amount invoiced by the Selling Party, its Affiliates or permitted Sublicensees for a Product in a country (including named patient sales and amounts received for compassionate use product), less the following deductions (to the extent such amounts are included in the amount invoiced):

(a)	trade, quantity, promotional and/or other customary discounts actually allowed and taken directly with respect to such sales;

(b)	rebates (including price reductions, rebates to social and welfare systems, chargebacks or reserves for chargebacks, cash rebate incentives, government mandated rebates and similar types of rebates, for example, Pharmaceutical Price Regulation Scheme and Medicaid);

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c)	tariffs, duties, excises, sales taxes or other taxes imposed and paid with respect to the production, sale, delivery or use of such Product (excluding national, state or local taxes based on income); and

(d)	the amount of chargebacks, and amounts repaid or credited by reason of rejections, damages or returns of goods, or because of retroactive price adjustments.

Notwithstanding the foregoing, no discount, allowance, rebate, chargeback, or any similar amount, however designated, that is given or associated with the purchase by the Third Party of any product other than the Product, or with the purchase or provision of any service, shall be taken into consideration in calculating any deductions from the invoiced amount. Such amounts shall be determined from the books and records of the Selling Party, its Affiliates or permitted sublicensees maintained in accordance with generally accepted accounting principles, consistently applied. In the case of any sale of the Product for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated on the fair market value of the consideration received. If the Product is sold to any Third Party together with other products or services, the price of such Product, solely for purposes of the calculation of Net Sales, shall be deemed to be no less than the price at which such Product would be sold in a similar transaction to a Third Party not also purchasing other products or services. In the case of any sale of the Product between or among the Selling Party and its Affiliates or permitted sublicensees for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s length sale thereafter to a Third Party.

1.37 “Non-Owning Party” means, with respect to the Active Biotech IP, Chelsea, and, with respect to Chelsea IP, Active Biotech.

1.38 “Owning Party” means, with respect to the Chelsea IP, Chelsea, and, with respect to Active Biotech IP, Active Biotech.

1.39 “Party’s Territory” means, with respect to Chelsea, the Chelsea Territory, and with respect to Active Biotech, the Active Biotech Territory.

1.40 “Patent Rights” means all patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, supplementary protection certificates and patents of addition) and patent applications (including all provisional applications, continuations, continuations-in-part and divisions).

1.41 “Phase III Development” means any and all activities directed to third phase of human clinical trials of a drug which are large-scale trials to gain evidence of the efficacy and safety in a number of human subjects sufficient to support registration for a product or compound with the FDA, as described in 21 C.F.R. § 312.21(c), as may be amended, or, with respect to any country or jurisdiction other than the United States, its equivalent in such other country or jurisdiction.

1.42 “Product” means any pharmaceutical formulation containing the Licensed Compound.

1.43 “Regulatory Approval” means any and all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations of the applicable Regulatory Authority necessary for the use, storage, import, promotion, marketing and sale of the Product in a country, including approval of all relevant Regulatory Filings.

1.44 “Regulatory Authority” means, with respect to a country, any governmental authority (whether federal, state, provincial, municipal or other) regulating the exportation, importation, use, manufacture, distribution, marketing and/or sale of pharmaceuticals, which, in the U.S., shall include the FDA and, in Europe, shall include the EMEA.

1.45 “Regulatory Filing” means, with respect to a country or region, an application submitted to the relevant Regulatory Authority for marketing approval of the Product, including a new drug application with respect to the United States and a marketing authorization application with respect to the EMEA.

1.46 “Royalty Term” means, on a Product by Product and country by country basis, the period of time commencing on the First Commercial Sale of a Product in a country and ending the longer of (a) the expiration of the last to expire of the Active Patent Rights, Chelsea Patents Rights and Joint Patents covering such Product in such country or (b) fifteen (15) years from the First Commercial Sale of such Product in such country.

1.47 “Selling Party” means (a) with respect to each country in the Chelsea Territory, Chelsea, and (b) with respect to each country in the Active Biotech Territory, Active Biotech.

1.48 “Sublicensee” means a Third Party to which a Party has granted, directly or indirectly, a right to develop, make, use, sell, market, promote, or otherwise exploit the Product in any country in its Territory.

1.49 “Sublicense Income” means all amounts received by either Party or its Affiliates from Sublicensees or otherwise with respect to rights granted to Third Parties to Commercialize the Product, but excluding:

(a)	amounts received by the sublicensing Party or its Affiliates as payments for [*] activities undertaken by the sublicensing Party or its Affiliates for, or in collaboration with, such Third Parties or their Affiliates;

(b)	amounts received by the sublicensing Party and/or its Affiliates from such Third Parties or their Affiliates as the [*] for the sublicensing Party’s or

(c)	any of its Affiliates’ [*], except that amounts which exceed the [*] shall not be so excluded;

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(d)	amounts paid by such Third Party to the sublicensing Party or its Affiliates to purchase of such Product (not to exceed [*]% of the cost of goods sold); and

(e)	royalties received by the sublicensing Party or its Affiliates.

1.50 “Third Party” means any person or entity other than Active Biotech, Chelsea or their respective Affiliates.

1.51 Other Defined Terms. Each of the following definitions is set forth in the section of this Agreement indicated below:

Definition:	Section:
Additional Cure Period	14.2(b)
Breaching Party	14.2(b)
Invalidity Claim	7.4(a)
JDC	2.2(a)
Marketing Rights Criteria	4.1(b)
Non-Breaching Party	14.2(b)
Non-Withdrawing Party	14.2(a)
Product Trademarks	5.2
Term	14.1
Withdrawing Party	14.2(a)

2. MANAGEMENT OF COLLABORATION.

2.1 General. The goal of the Parties is to effectively and efficiently develop and commercialize the Product in a manner to maximize its commercial value, and, subject to the terms and conditions of this Agreement, the Parties shall use their Commercially Reasonable Efforts to conduct their Development, Phase III Development, Final Development, Manufacture and Commercialization activities to maximize such commercial value for both Parties in the Territory. To achieve this and other objectives, the (a) Parties shall use Commercially Reasonable Efforts to conduct joint worldwide Development of the Product; (b) Active Biotech shall use Commercially Reasonable Efforts to conduct Phase III Development, Final Development and Commercialization of the Product in the Active Biotech Territory, and (c) Chelsea shall use Commercially Reasonable Efforts to conduct Phase III Development, Final Development and Commercialization of the Product in the Chelsea Territory. Notwithstanding anything to the contrary in this Agreement, Active Biotech does not grant Chelsea any rights to, and Chelsea and its Affiliates shall not, directly or indirectly, develop, make, have made, use, have sold, offer to sell, import, export, register, market, promote or otherwise exploit any Licensed Compounds or Product that is indicated for the treatment of multiple sclerosis for as long as Active Biotech is similarly restricted under any agreement with a Third Party.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

2.2 Joint Development Committee.

(a) Committee. The Parties shall establish a Joint Development Committee (the “JDC”), comprised of an equal number of representatives of each of Active Biotech and Chelsea, but not to exceed three representatives of each Party, at least one of whom from each Party shall have experience and seniority sufficient to enable him or her to make decisions on behalf of the Party he or she represents. The initial representatives of each Party to the JDC shall be designated within 30 days after the Effective Date and shall first meeting within 30 days after the Effective Date.

(b) Responsibilities. The JDC shall be responsible for: (i) reviewing and approving the Development Plan for the Product (including the budgets contained therein) and amendments thereto; (ii) reviewing and approving the Commercialization Plan for the Product and amendments thereto; (iii) monitoring the Parties’ and applicable Third Parties’ Development, Final Development, Manufacturing and Commercialization activities hereunder; (iv) providing overall guidance; (v) attempting to resolve disputes; and (v) assuming such other responsibilities as are set forth in this Agreement.

2.3 JDC Administration.

(a) Subcommittees. The JDC may, subject to the oversight of JDC, form subcommittees as it deems appropriate to fulfill its responsibilities.

(b) Changes to Representatives. A Party may change any one or more of its representatives to the JDC at any time upon written notice to the other Party. The number of representatives appointed by each Party to a Committee may be modified by mutual agreement of the Parties; provided, that at all times the number of representatives from each Party shall be equal.

(c) Schedule and Minutes. The JDC shall meet within thirty (30) days after the Effective Date and, thereafter, at least quarterly. The representatives of the JDC will mutually agree on the schedule for meetings. A representative of the Party, but not a member of the JDC, hosting a meeting of a Committee shall serve as secretary of that meeting. The secretary of the meeting shall prepare and distribute to all members of the JDC minutes of the meeting within 15 days following the meeting to allow adequate review and comment. Such minutes shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JDC. Minutes of the JDC’s meeting shall be approved or disapproved, and revised as necessary, at its next meeting. The final minutes of any subcommittee shall be provided to the JDC or its overseeing committee.

(d) Location and Attendance. The location of meetings of the JDC shall alternate between Chelsea’s principal place of business and Active Biotech’s principal place of business, or as otherwise agreed by the Parties. The JDC may also meet by means of telephone conference call or videoconference, except that at least one meeting per calendar year will be held in person. Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JDC. If a Party’s representative to the JDC is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent representative. In addition, each Party may, at its discretion, invite non-voting employees, and, with the consent of the other Party, consultants or scientific advisors, to attend the meetings of the JDC.

(e) Decision Making Process. Each Party, acting through its representatives to the JDC, shall have one vote. Any decision of the JDC shall require the affirmative vote of both Parties, through their representatives to such Committee. Any dispute shall be resolved in accordance with the provisions of Article 15.

3. PRODUCT DEVELOPMENT AND MANUFACTURE.

3.1 Development Tasks.

(a) Each Party shall use Commercially Reasonable Efforts to perform its respective Development tasks and Phase III Development tasks set forth in the then-current Development Plan for the Product within the estimated time periods set forth for such tasks therein.

(b) Attached hereto as Schedule 3.1(b) is a “Preliminary Development Plan” that sets forth the Development that will occur prior to the JDC’s implementation of a Development Plan and an overview of the further Development of the Product. Within 90 days following the Effective Date, the JDC shall establish a reasonably detailed Development Plan for the Product that shall be consistent with the Preliminary Development Plan. Prior to November 1 of each year, the JDC shall approve a Development Plan covering Development and Phase III Development activities for the Product in the following year. The JDC shall, from time to time, as appropriate based on Development and Phase III Development activities and results to date, amend or modify the then-current Development Plans. Although each Party may contribute effort toward each Development task, overall responsibility for conducting certain activities for the Product is anticipated to be allocated either to Chelsea, with the assistance of Active Biotech, or to Active Biotech, with the assistance of Chelsea, in the manner set forth in the then-current Development Plan. Each Party shall be responsible for its own Phase III Development tasks in such Party’s Territory; provided, that the protocols for Phase III clinical studies shall conform with the patient eligibility criteria, clinical endpoints and other key parameters established by the JDC with the objective that the results of such studies may be used by both Parties. Each Party shall perform its responsibilities under the Development Plan in accordance with all applicable regulatory requirements, including then-current cGLP, cGCP and cGMP. Each Party will inform the other Party, in writing, of the draft protocols for such clinical studies for review and input before commencement of any clinical studies. The Party sponsoring a clinical study will consider in good faith all comments provided by the other Party within twenty (20) days of its receipt of such protocols; provided, that, subject to the preceding sentences, the sponsoring Party may determine all final protocols so long as they conform with the Development Plan and the other requirements under this Agreement.

(c) Each Party will keep the other Party fully informed about its efforts to Develop the Product, including summaries of all results and data from such development efforts, progress towards meeting all goals and milestones in each Development Plan, significant findings and developments, any reasons for any delays in meeting milestones or timelines in any Development Plan, and any proposed changes thereto. Such disclosures will be made through the JDC, and in a written report provided to other Party at least once semi–annually.

Without limiting the generality of the foregoing, such reports will contain the following: (i) summary of development results and data, including progress of initiation of sites and enrollment of patients in clinical trials and any significant events occurring in the clinical development program, including adverse events; (ii) filing of any IND or Regulatory Filing in any jurisdiction; (iii) initiation of any clinical study; and (iv) identification of significant development results and clinical trial progress and Regulatory Approvals. The Parties shall maintain all records, documents, raw data and other Information relating to Development and Phase III Development in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the development of the Product. Each Party shall have the right, which shall be exercised in a reasonable manner, to inspect, copy, cross-reference and use in accordance with the licenses granted under Section 7.1 such Information of the other Party for the purpose of carrying out its obligations and exercising its rights under this Agreement.

(d) The Parties shall share equally the Development Expenses for the Product, except Development Expenses relating to Phase III Development in a Party’s Territory incurred in accordance with the relevant Development Plan (including the budgets set forth therein), regardless of which Party is responsible for the performance of one or more of the relevant Development tasks. Each Party shall be responsible for all costs and expenses incurred in conducting its own Phase III Development.

(i) In order to effect a reconciliation of accounts for any calendar quarter with respect to the Development activities with respect to a Product, each Party shall provide to the other Party and to the JDC, within thirty (30) days after the end of such calendar quarter, a quarterly written accounting of and copies of supporting invoices for the expenditures, costs and other resources actually devoted by such Party to the applicable Development tasks for such Product (each, a “Quarterly Report”).

(ii) Within thirty (30) days after each Party’s receipt of the other Party’s Quarterly Report with respect to a calendar quarter, the Party which incurred less Development Expenses for such Product in such calendar quarter than the other Party (the “Over-Paying Party”) shall pay to the Over-Paying Party an amount such that each Party bears one-half (50%) of the Development Expenses with respect to such Product in such calendar quarter, except that Active Biotech shall pay the first $1,000,000 of Development Expenses.

3.2 Manufacturing. The Parties have not yet determined the preferred method of manufacturing the Product. The JDC shall determine such method with the objective of sourcing from reliable, GMP contract manufacturers that can supply the Product at the lowest cost. If the JDC is unable to agree on such an arrangement prior to 30 June 2007, each of the Parties shall then have non-exclusive, royalty-free licenses under the Joint Patents and other Party’s Patent Rights and Know How to the extent reasonably required to manufacture its requirements of the Product.

3.3 Scientific Publications. Each Party shall have the right to make disclosures pertaining to the Development or Phase III Development of the Product in scientific journals or other publications to the extent permitted by the JDC. If so permitted, the publishing Party shall provide the other Party (the “non-publishing Party”) with an advance copy of the proposed publication, and the non-publishing Party shall then have thirty (30) days in which to recommend any changes it reasonably believes are necessary to preserve any Patent Rights or Information belonging in whole or in part to the non-publishing Party. If the non-publishing Party informs the publishing Party that such publication, in the non-publishing Party’s reasonable judgment, could be expected to have a material adverse effect on any Patent Rights or Information belonging in whole or in part to the non-publishing Party, the publishing Party shall delay or prevent such publication. In the case of Patent Rights, the delay shall be sufficiently long to permit the timely preparation and filing of a patent application. In the case of Information, the Information shall be deleted from the publication.

3.4 Material Transfer. Each Party shall, to the extent reasonably appropriate to facilitate the Development or Manufacture of the Product, provide to the other Party materials Controlled by the supplying Party. All such materials will be used only in furtherance of and in accordance with this Agreement, will not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party, and will be used in compliance with all applicable laws. Such materials shall be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known.

4. FINAL DEVELOPMENT AND COMMERCIALIZATION.

4.1 Party Territories.

(a) Each Party shall use Commercially Reasonable Efforts to Finalize and Commercialize the Product in such Party’s Territory in accordance with the then-current Commercialization Plan. Following completion of the CTD, each Party shall use Commercially Reasonable Efforts to prepare and file Regulatory Filings in such Party’s Territory in accordance with the then-current Commercialization Plan. Each Party shall own the Regulatory Filings and Regulatory Approvals for the Product in such Party’s Territory.

(b) Each Party’s right to Commercialize the Product in such Party’s Territory shall be subject to such Party possessing the capabilities and resources reasonably required to so Commercialize in such countries, including the capabilities and resources described in Schedule 4.1, in each case comparable to those capabilities and resources used by Third Parties to market other products for the same indication in the relevant country (the “Marketing Rights Criteria”). At the applicable times specified in Schedule 4.1 or, to the extent not specified therein, prior to filing the first Regulatory Filing in the relevant country in the Selling Party’s Territory, the Selling Party shall submit to the JDC its statement demonstrating compliance with the Marketing Rights Criteria. The JDC shall meet within 45 days after receipt of such statement to review such statement and to provide an opportunity for the other Party to provide input and advice to the Selling Party. If the JDC does not affirmatively determine, at the conclusion of this meeting, that the Selling Party has either satisfied the Marketing Rights Criteria or has put agreed upon plans in place to satisfy such criteria, then another meeting of the JDC shall be scheduled within not less than 60 days nor more than 75 days. The other Party shall, within ten days after the initial meeting, provide to the Selling Party a written statement of what it regards as the critical and non-critical deficiencies of the plans. Within 45 days after the receipt of such statement, the Selling Party shall provide a written response, including a plan to address within 90 days (or such longer period as may be reasonably necessary due to the nature of the proposed remedy (e.g., the hiring of additional personnel)) what were identified by the other Party as critical deficiencies. The JDC shall review this plan and response at the second meeting. If the JDC does not affirmatively determine, at the conclusion of such meeting, that the Selling Party has either satisfied the Marketing Rights Criteria or has put agreed upon plans in place to satisfy such criteria, the provisions of Article 15 shall apply. If the Selling Party agrees, or it is determined, through the dispute resolution procedures of Article 15, that the Selling Party has not satisfied the Marketing Rights Criteria with respect to a country(ies) in the Selling Party’s Territory, then the other Party has the right of first offer to take over sales and marketing rights in such country(ies) in the affected Party’s Territory in accordance with the terms of this Article 4.

(c) Except as otherwise expressly provided in this Agreement, including Sections 7.3 and 8.4(d), each Party shall bear the costs and expenses incurred to conduct Phase III Development, Final Development and Commercialization of the Product in such Party’s Territory.

4.2 Final Development and Commercialization Obligations.

(a) Each Party shall seek all Regulatory Approvals of the Product in such Party’s Territory, and shall be the owner of such Regulatory Approvals. Each Party shall use Commercially Reasonable Efforts to compile, submit, and prosecute in a timely manner, in accordance with the relevant Commercialization Plan, all necessary data, documents and Regulatory Filings (including labeling) in a format acceptable to the applicable Regulatory Authorities in its Territory. Each Party shall assist the other Party in such matters to the extent reasonably requested.

(b) Each Party will maintain sufficient sales representatives and other resources to carry out in a timely manner its obligations hereunder in each country in such Party’s Territory. Such sales representative organization will be appropriately dimensioned for the size of the relevant patient population in each such country for the approved indications of the relevant Product and will be appropriately targeted for the predominant prescribers of pharmaceuticals for that relevant patient population. In performing all such marketing and promotion activities and disseminating Product information, each Party will comply with all applicable laws, regulations and guidelines concerning such promotional activities.

(c) To the extent permitted by law, the overall product positioning and marketing messages used by each Party will be consistent with the global strategic marketing plan developed by JDC. Each Party may modify the positioning and messages only to the extent required to respond to country-specific needs. Such global strategic marketing plan will be designed to attempt to maximize the global revenues and profits from the sale of the Product. The Parties shall jointly create centrally-developed branding elements (e.g., trademark use, trade dress and color schemes) for use with regard to the Product.

(d) To the extent that either Party performs Phase IV studies or other clinical studies of the Product following Regulatory Approval (“Post-Registration Studies”), such Party will inform the other Party, in writing, of the draft protocols for such studies before commencement of any such study. Once so informed, the other Party will have 30 days to review and provide comments and requests on the draft protocol and such protocols will be subject to the approval of the JDC. Each Party will perform such Post-Registration Studies at its own costs, unless otherwise agreed to by the Parties. Each Party may use the results of such Post-Registration Studies and reference such Post-Registration Studies in support of Regulatory Filings for the Product in its Territory. Each Party will assist the other Party in a timely fashion to provide such data required for regulatory submissions including periodic safety update reports or answering questions from regulatory authorities related to such studies.

(e) Each Party will keep the JDC informed and coordinate through the JDC regarding the preparation of its core promotional materials and core materials for training sales representatives with respect to the Product and, to the extent determined by the JDC, will provide the JDC with copies of such materials in advance of distribution. Each Party will consider in good faith any reasonable suggestions or comments made in a timely manner by the other Party on such materials.

4.3 Commercialization Plan. The Parties shall establish and maintain a Commercialization Plan with respect to the Product. No later than December 31, 2007, the JDC shall prepare a reasonably detailed Commercialization Plan for the Product. The Commercialization of the Product shall be governed by the Commercialization Plan for such Product. Prior to November 1 of each year, the JDC shall update and approve the Commercialization Plan. The JDC shall, from time to time, as appropriate based on Commercialization activities and results to date, amend or modify the then-current Commercialization Plans.

4.4 JDC Oversight. The JDC shall oversee the Commercialization of the Product in each Party’s Territory.

(a) If either Party chooses not to Finalize or Commercialize a Product in a particular country(ies) in such Party’s Territory, such Party shall notify the other Party, through the JDC, in writing and the Parties, through the JDC, shall determine whether to grant to the other Party or a Third Party the right to Finalize and/or Commercialize such Product in such country. The JDC shall have similar rights if the Selling Party fails to achieve the Marketing Rights Criteria.

(b) If the actual market share of a Product in any 12 months period after the second anniversary of the First Commercial Sale of such Product in a Party’s Territory is substantially below that achieved in the other Party’s Territory for the equivalent twelve (12) month period after the first anniversary of the First Commercial Sale of such Product in such other Party’s Territory, the JDC shall work with the relevant Party or Third Party distributor or sublicensee which is responsible for Commercialization of such Product in such country to attempt to remedy the situation. If such Product performance has not improved (and such market share is still substantially below such market share achieved in the other Party’s Territory) within 12 months despite such efforts, the JDC may appoint one of the Parties or a Third Party to co-promote the Product in such country(ies), pursuant to an agreement approved by both Parties.

4.5 Safety Coordination. With respect to the Product, the Parties shall, as soon as practical after the inclusion of such Product in the Collaboration, contract with a Contract Research Organization (“CRO”) to provide a centralized pharmacovigilence database (the “Safety Database”) for such Product, pursuant to which, among other things, the CRO shall promptly provide to each Party all information in the Safety Database necessary for such Party to comply with its obligations to report adverse events (“AEs”). Each Party shall, and shall ensure that its Affiliates and sublicensees, shall promptly provide to the CRO, for inclusion in the Safety Database all AE information with respect to such Product. Each Party shall comply with all applicable law with respect to the reporting of AEs. The Party sponsoring any clinical trial with respect to a Product shall be responsible for reporting any AEs with respect to such Product to the relevant Regulatory Authorities and other government authorities, and the Party Commercializing the Product in a country shall be responsible for reporting any AEs with respect to such Product to the relevant Regulatory Authorities and other government authorities in such country. Notwithstanding the foregoing, the procedures set forth in this Section 4.5 shall not be construed as restricting either Party’s ability to take any action that it deems to be appropriate or required of it under applicable law.

5. NAMES AND TRADEMARKS.

5.1 Non-Proprietary Names. The JDC shall appoint a Party to obtain the USAN (United States Adopted Names) and the INN (International Nonproprietary Names) for the Product.

5.2 Product Trademarks. The JDC shall determine the trademarks of the Product (the “Product Trademarks”); provided, that no Product Trademark shall be the same as or confusingly similar to those trademarks then used by any Party for any of its other products nor contain the words “Active Biotech” or “Chelsea”. Each Party shall own all right, title and interest in and to the Product Trademark, and all goodwill with respect thereto, in each country in such Party’s Territory. Except as otherwise agreed by the Parties, neither Party shall make any use of any of the Product Trademarks except to identify and promote the Product as contemplated hereunder for Commercialization in such Party’s Territory; provided, neither Party shall be obligated to use any of the other Party’s Product Trademarks.

5.3 Protection of Trademarks. Each Party shall cooperate with the other Party to protect the interest of such other Party in the Product Trademarks in such other Party’s Territory. Each Party shall promptly inform the other Party of any actual or apparent infringement of such other Party’s interest in the Product Trademarks in such other Party’s Territory which may come to its attention during the Term.

6. ADDITIONAL OBLIGATIONS.

6.1 In the performance of the obligations hereunder with respect to the Development, Phase III Development, Final Development, Manufacture and Commercialization of the Product, each Party shall (a) comply, and shall ensure that its Affiliates, Sublicensees or Third Party contractors comply, with cGCP, cGLP and cGMP, and (b) use, and shall ensure that its Affiliates and permitted Sublicensees use, Commercially Reasonable Efforts to carry out its Development, Phase III Development, Final Development, Manufacturing and Commercialization activities in compliance with all applicable laws governing the conduct of such activities, including all applicable export and import control laws.

7. INTELLECTUAL PROPERTY.

7.1 Licenses.

(a) License from Chelsea. Subject to the terms and conditions of this Agreement, Chelsea hereby grants to Active Biotech during the Term, (i) the exclusive, worldwide license (except as to Chelsea and its Affiliates and permitted Sublicensees) under the Chelsea IP and Chelsea’s interest in the Jointly-Owned IP to Develop the Product, (ii) the exclusive, royalty-bearing license under the Chelsea IP and Chelsea’s interest in the Jointly-Owned IP to conduct Phase III Development, Finalize and Commercialize and Manufacture the Product in the Active Biotech Territory for all uses, other than the treatment, pallation or prevention of multiple sclerosis, subject to the last sentence of Section 2.1. Active Biotech may sublicense the rights granted under the Chelsea IP to its Affiliates and a Third Party(ies) to the extent provided in Section 7.1(d).

(b) License from Active Biotech. Subject to the terms and conditions of this Agreement, Active Biotech hereby grants to Chelsea during the Term, (i) the exclusive, worldwide license (except as to Active Biotech and its Affiliates and permitted Sublicensees) under the Active Biotech IP and Active Biotech’s interest in the Jointly-Owned IP to Develop the Product and (ii) the exclusive, royalty-bearing license under the Active Biotech IP and Active Biotech’s interest in the Jointly-Owned IP to conduct Phase III Development, Finalize and Commercialize the Product in the Chelsea Territory. Chelsea may sublicense the rights granted hereunder to its Affiliates and a Third Party(ies) to the extent provided in Section 7.1(d).

(c) No Implied Rights. Neither Party makes any grant of intellectual property rights by implication. All rights or licenses are or shall be granted only as expressly provided in this Agreement. Without limiting the generality of the foregoing, a license granted under Information Controlled by a Party shall not imply the grant of any license under Patents Rights claiming such Information or its practice.

(d) Sublicenses. Neither Party may sublicense any of rights granted under Section 7.1 without the other Party’s prior written consent, which shall not be unreasonably withheld or delayed, except:

(i) Each Party may engage contract research organizations to monitor and manage clinical trials in accordance with the relevant Development Plan so long as such engagements comply with the guidelines established from time to time by the JDC and such Party remains responsible for all such activities;

(ii) The Selling Party may engage contract sales organizations to provide additional sales representatives to supplement the Selling Party’s sales force in the Selling Party’s Territory so long as such Selling Party’s employees continue to perform the marketing and sales management; and

(iii) Each Party may sublicense without the consent of the other Party in any country other than the United States, Japan, the United Kingdom and Germany.

The sublicensing Party shall promptly provide written notice to the other Party of any sublicense granted pursuant to this Section 7.1(d). Upon request, the Selling Party shall provide the other Party copies of any written agreement granting such permitted sublicenses, which written agreements will contain confidentiality, reporting, audit rights and access to records and data, and Confidential Information obligations comparable to those set forth herein. The Selling Party shall remain liable for the performance by all sublicensees of all obligations hereunder. Permitted sublicensees shall not have the right to grant further sublicenses.

7.2 Ownership.

(a) Ownership. As between the Parties, Active Biotech shall own all Active Biotech IP and Chelsea shall own all Chelsea IP. All Jointly-Owned IP and Joint Patents shall be owned jointly by Active Biotech and Chelsea.

(b) Joint IP. Subject to the licenses granted hereunder, neither Party shall have an obligation to account to the other, or obtain the consent of the other, with respect to the exploitation (directly or through licensees or other Third Parties) of any Jointly-Owned IP or Joint Patents, and each Party hereby waives any right it may have under the laws of any jurisdiction to require such an accounting or consent. Neither Party will abandon or assign Jointly-Owned IP or Joint Patents prior to offering the other Party the right to acquire its interest in such Jointly-Owned IP or Joint Patents. Subject to the foregoing, each Party shall have the right to abandon its interest in the Jointly-Owned IP or Joint Patents, or to assign, license or otherwise transfer its interest in the Jointly-Owned IP or Joint Patents to its Affiliates or any Third Party without the consent of the other Party so long as such sale, license or transfer is subject to the licenses granted pursuant to this Agreement and is otherwise consistent with this Agreement.

(c) Policies. In order to protect the Parties’ patent rights with respect to such Party’s Confidential Information, each Party agrees to maintain a policy that requires its employees, contractors and agents to record and maintain all data and information developed in the course of this Agreement in such a manner as to enable the Parties to use such records to establish the earliest date of invention and/or diligence to reduction to practice. Each Party shall require all employees, agents and independent contractors performing activities under or contemplated by this Agreement to enter into written, binding agreements obligating each such employee, agent and independent contractor to assign his, her or its interest in any Information conceived or reduced to practice in the conduct of such activities to the Party for which such employee, agent or independent contractor is providing services; provided that, in the case of an independent contractor, if obtaining the assignment of such an Information to the Party for which such independent contractor is providing services is not practicable, such Party shall use commercially reasonable efforts to have the contractor grant a license to the Party, with right to grant sublicenses to the other Party, with respect to such Information.

7.3 Prosecution and Maintenance of Patent Rights.

(a) Sole IP.

(i) Chelsea shall be responsible, at its expense, for the preparation, filing, prosecution (including any interferences, oppositions, reissue proceedings and reexaminations) and maintenance of Chelsea IP in its sole discretion and shall have no liability to Active Biotech for any failure to obtain a patent on the Chelsea IP or the failure to obtain a patent of commercially useful scope on the Chelsea IP. Active Biotech shall be responsible, at its expense, for the preparation, filing, prosecution (including any interferences, oppositions, reissue proceedings and reexaminations) and maintenance of Active Biotech IP in its sole discretion and shall have no liability to Chelsea for any failure to obtain a patent on the Active Biotech IP or the failure to obtain a patent of commercially useful scope on the Active Biotech IP.

(ii) If the Owning Party elects not to pursue the filing, prosecution or maintenance of the Active Biotech IP or the Chelsea IP, as applicable, in a particular country, then the Owning Party shall so notify the Non-Owning Party promptly in writing and in reasonable time to enable the Non-Owning Party to meet any deadlines by which an action must be taken to establish or preserve any such Active Biotech IP or Chelsea IP in such country. Upon receipt of each such notice from the Owning Party, the Non-Owning Party shall have the right, but not the obligation, to pursue the filing or support the continued prosecution or maintenance of such Active Biotech IP or Chelsea IP in such country. Any such action taken by the Non-Owning Party shall be in the name of the Owning Party and shall be at the Non-Owning Party’s expense.

(b) Joint IP.

(i) The JDC shall determine which Party shall prepare, file, prosecute (including any interferences, oppositions, reissue proceedings and reexaminations) and maintain, jointly in Active Biotech’s and Chelsea’s names, with the out-of-pocket expenses (including all costs of outside counsel, which counsel shall be subject to the other Party’s reasonable approval) shared equally by the Parties, any patent applications necessary to protect the proprietary positions of the Parties in any Joint Patents. Active Biotech and Chelsea shall consult in good faith and mutually agree to which countries (hereinafter “Core Countries”) in which such Party shall file, prosecute and maintain any such patent applications and consult with the JDC regarding the same. If such Party elects not to prepare, file, prosecute or maintain any Joint Patent , such Party shall promptly notify the other Party and the other Party shall have the right to prepare, file, prosecute and maintain such patent application or patent, in Active Biotech’s and Chelsea’s names, with the out-of-pocket expenses shared equally by the Parties.

(ii) Notwithstanding the foregoing, either Party may decline to pay its share of out-of-pocket expenses for preparing, filing, prosecuting and maintaining any Joint Patent in a particular country or countries, in which case the declining Party shall assign to the other Party all of its right, title and interest in and to any such patent application or patent in the relevant country or countries and all Patent Rights related thereto shall be considered part of such other Party’s Patent Rights (i.e., Chelsea Patent Rights or Active Biotech Patent Rights, as the case may be).

(iii) Each Party shall provide the other Party with copies of all proposed substantive communications to all patent offices regarding Joint Patents in reasonable time before the due date in order to enable the other Party an opportunity to comment on the content thereof, unless the other Party has declined to pay the expenses thereof. Generally, a reasonable time for review and comment shall be thirty (30) days, unless the time periods set for filing by the relevant patent office is less than two (2) months from the date of receipt of the paper calling for a reply, in which case a shorter reasonable time shall be applicable. In any such situation where a shorter reasonable time is to be used, the prosecuting Party shall promptly notify the other Party of the shorter period by which it intends to act. Each Party will provide the other Party with copies of all substantive communications from all patent offices regarding Joint Patents promptly after the receipt thereof, unless the other Party has declined to pay the expenses thereof. Each Party shall make available to the other Party, or its authorized attorneys, agents or representatives, such of its employees whom the other Party in its reasonable judgment deems necessary in order to assist it in obtaining patent protection for any inventions included within the Jointly-Owned IP. Each Party shall sign or use its best efforts to have signed all legal documents necessary to file and prosecute Joint Patents or to obtain or maintain any Joint Patent at no cost to the other Party. The Parties shall share equally all expenses and fees paid by either Party to any patent office for the activities associated with the filing, prosecution, issuance and maintenance of any Joint Patent in the Core Countries. Any internal and/or out-of-pocket-expenses (including outside counsel fees) for review costs incurred by either Party for the preparation, filing, prosecution, issuance and maintenance of any such patent application and resulting patent shall be borne by such Party.

7.4 Infringement of Party IP. During the Royalty Term, each Party shall give (a) prompt notice to the other Party of any Third Party act which may infringe any Active Biotech Patent Rights, Chelsea Patent Rights or Joint Patent covering the development, manufacture, use or sale of a Product and (ii) any evidence of the foregoing that is reasonably available to it. The Party not enforcing the applicable Patent Rights pursuant to this Section 7.4 shall, at the request and expense (unless otherwise provided in this Section 7.4) of the other Party, provide reasonable assistance to the other Party in connection with enforcing such Patent Rights.

(a) Sole IP.

(i) With respect to any actual or suspected infringement or misappropriation of the Owning Party’s IP relating to the development, manufacture, use or sale of a Product (a “Third Party Infringement”), the Owning Party shall have the initial right, but not the obligation, to initiate an appropriate suit in respect of such Third Party Infringement anywhere in the world and the Owning Party shall have the sole right, but not the obligation, to initiate an appropriate suit in respect of such Third Party Infringement anywhere in the world.

(ii) Subject to any contractual obligations to, or restrictions imposed by, the Owning Party’s Third Party licensors, in the event that the Owning Party does not, within six (6) months of written notice from the Non-Owning Party of a such Third Party Infringement in the Non-Owning Party’s, commence and vigorously and continuously pursue thereafter an action to enjoin such infringement, the Non-Owning Party shall be entitled, at its expense, to commence the action in its name or otherwise take appropriate steps to halt such alleged infringement in the Non-Owning Party’s Territory, after giving the Owning Party advance notice of its intent to file any such suit and the reasons therefor.

(iii) If a Party initiates suit pursuant to paragraphs (i) or (ii) above:

(1)	the enforcing Party shall provide the non-enforcing Party with an opportunity to make suggestions and comments regarding such suit, and shall consider in good faith the suggestions and comments of the non-enforcing Party; and

(2)	the enforcing Party shall keep the non-enforcing Party promptly informed and shall from time to time discuss with the non-enforcing Party the status of any such suit, and shall provide the non-enforcing Party with copies of all material documents filed in, and all material written communications relating to, such suit.

(iv) The Parties shall share equally all out-of-pocket expenses of any suit brought by either Party pursuant to this Section 7.4, including attorneys’ fees and court costs, with respect to a Product-Related Infringement; provided, however, that the non-enforcing Party may reduce, or decline to pay, its share of such expenses by providing written notice to the other Party. Any recovery, lump-sum settlement, royalty payment or other consideration received by the Parties as a result of such litigation or settlement of any Product Related Infringement shall be disbursed as follows:

(1)	first, each Party shall be reimbursed pro rata for the out-of-pocket expenses of the suit actually paid by it in connection with the alleged infringement, including attorney’s fees and court costs; and

(2)	second, the Parties shall share any remaining amount in [*] to the [*].

(v) If necessary in order to commence or maintain or to obtain a more effective remedy in any suit referred to in this Section 7.4, the other Party shall, at its expense, join as a party to such suit, but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to such suit. Further, such other Party shall, at its expense, offer reasonable assistance to the suing Party in connection therewith.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(vi) The Non-Owning Party shall not settle any suit involving the Owning Party’s IP which the Non-Owning Party is permitted to bring under this Section 7.4 without obtaining the prior written consent of the Owning Party, which consent shall not be unreasonably withheld. The Owning Party shall not settle such claims (including any suit or other proceeding) against such Third Party, including the grant of any rights in respect of the Owning Party’s IP, without the other Party’s written consent if such settlement may adversely affect such other Party’s rights hereunder.

(vii) In the event that any counterclaims are brought against a Party in any suit commenced by such Party pursuant to this Section 7.4, such Party shall have the sole right to defend such counterclaims. Notwithstanding anything to the contrary herein, in the event of a declaratory judgment action or other claims alleging invalidity or unenforceability of any of the Owning Party’s IP (an “Invalidity Claim”), the Non-Owning Party shall have no right to settle such action or other claims by admitting the invalidity or unenforceability of the Owning Party’s IP, without the prior written consent of the Owning Party in its discretion.

(b) Joint IP. In the event that any Joint Patent is infringed or misappropriated by a Third Party, Active Biotech and Chelsea shall discuss whether, and if so, how, to enforce such Joint Patent or defend such Joint Patent (whether in an infringement action, declaratory judgment, settlement or otherwise). If the Parties decide to jointly bring suit to enforce or defend such rights or negotiate a settlement and/or license agreement, each Party shall pay share equally all out-of-pocket expenses of any such suit, including attorneys’ fees and court costs; provided, that either Party may reduce, or decline to pay, its share of such expenses by providing written notice to the other Party. The recovery allocation provisions of Section 7.4(a)(iv) shall apply with respect to any damages, monetary awards, or amounts recovered or received in connection with prosecuting the infringer or negotiating a settlement and/or license agreement (license fees, royalties, etc.) in the same way as they apply to a Product-Related Infringement. In the event only one Party wishes to participate in the proceeding or defense or negotiation of a settlement and/or license agreement, it shall have the right to proceed alone, at its expense, and may retain any recovery; provided, that, at the request and expense of the participating Party, the other Party agrees to cooperate and join in any proceedings in the event that a Third Party successfully asserts that the co-owner of such Joint Patent is necessary or indispensable to such proceedings. Notwithstanding anything to the contrary in this Section 7.4(b), following a Party’s receipt of notice from the other Party that any Joint Patent has been infringed or misappropriated by a Third Party, neither Party will enter into any agreement or understanding with such Third Party regarding the Licensing of the infringing Jointly-Owned IP without the prior written consent of other Party.

7.5 Claimed Infringement. In the event that a Third Party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, a Party, or any of its Affiliates or sublicensees, claiming infringement of its Patent Rights or unauthorized use or misappropriation of its know how, based upon an assertion or claim arising out of the

Development, Phase III Development, Final Development, Manufacture, use, sale or other Commercialization of the Product, such Party shall promptly notify the other Party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and all papers served. Subject to the indemnity obligations under Article 10, such Party shall have the sole right to defend such claim, action, suit or proceeding; provided, however, that, to the extent that any action would involve the enforcement of the other Party’s Patent Rights or the defense of an Invalidity Claim with respect to the other Party’s Patent Rights, the general concepts of Section 7.4 shall apply to the enforcement of such other Party’s Patent Rights or the defense of such Invalidity Claim.

7.6 Mutual Cooperation. In the event that any Party takes action pursuant to Section 7.4, the other Party shall cooperate with and reasonably assist the Party so acting to the extent reasonably possible, including providing access to relevant witnesses, documents and other records, the joining of suit as required by this Agreement or as otherwise desirable. If such suit is brought solely by the enforcing Party, the enforcing Party shall pay such other Party’s reasonable out-of-pocket costs incurred in providing such cooperation and assistance.

7.7 Hatch-Waxman Certification. Each Party shall inform the other of any certification regarding any Patent Right such Party receives pursuant to either 21 U.S.C. §§ 355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) or its successor provisions, or any similar provisions in a country other than the United States, and shall provide the other Party with a copy of such certification within five days after receipt. The initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Section 7.4.

7.8 Patent Term Restoration/Supplemental Protection. The Parties shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country. In the event that elections with respect to obtaining such patent term restoration are to be made, the Owning Party shall have the right to make the election.

7.9 Marking of Patented Product. Each Selling Party shall mark, and have marked by its Affiliates and sublicensees, every Product manufactured, used or sold by it, its Affiliates or sublicensees in the Territory, in accordance with the laws of the United States and any other applicable laws relating to the marking of patented articles with notices of patent.

8. PAYMENTS.

8.1 Initial Payments. Chelsea will pay $1,000,000 to Active Biotech within five (5)) Business Days following the Effective Date. Chelsea shall pay such amount by wire transfer to an account designated by Active Biotech. Such amount shall be held in trust by Active Biotech and such amounts shall be used to pay for both Parties Development Expenses as required by Section 3.1(d)(ii). Active Biotech shall pay the first $1,000,000 of Development Expenses incurred after the signing of this Agreement; provided, that any such expenses incurred between signing and the first meeting of the JDC, pursuant to Section 2.3(c), shall be considered Development Expenses hereunder only if such expenses are approved by both Chelsea and

8.2 Active Biotech, whether in writing or in an email clearly expressing such Party’s intent to approve such expense.

8.3 Milestone Fees. Chelsea shall pay to Active Biotech the non-creditable milestone fee listed below within [*] days after the achievement of each milestone event in the Chelsea Territory described below:

Milestone Event:	Milestone Fee:
(i) First [*]	$	[	*]
(ii) [*]	$	[	*]
(iii) Receipt of [*]	$	[	*]
(iv) The receipt of [*]	$	[	*]
(v) The receipt of [*]	$	[	*]

Each milestone payment above shall only be made once under this Agreement upon the initial accomplishment of the relevant milestone.

8.4 Sublicenses. Each Party shall pay a percentage of all Sublicense Income to the non-sublicensing Party as set forth below.

Date of Sublicense:	Percentage of Sublicense Income
After [*]	[	*]%
After [*]	[	*]%
After [*]	[	*]%

8.5 Royalties.

(a) Royalties in Active Biotech Territory. Active Biotech shall pay to Chelsea a royalty of [*]% of the Net Sales of the Product sold by Active Biotech in the Active Biotech Territory, except as provided for in Sections 8.4(f), 8.4(g) and 14.3(a)(iii).

(b) Royalties in Chelsea Territory. Chelsea shall pay to Active Biotech a royalty of [*]% of the Net Sales of the Product sold by Chelsea in the Chelsea Territory, except as provided for in Sections 8.4(f), 8.4(g) and 14.3(a)(iii).

(c) Reports and Payments. The royalty payments owed pursuant to Sections 8.4(a), (b) and (g) shall be paid by the owing Party within forty-five (45) days after the end of each calendar quarter during the Term. Each such payment shall be accompanied by a written report specifying the calculation of the Net Sales and the royalty payable thereon.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(d) Third Party Fees and Royalties. Each Party shall bear any milestones, royalties and other payments payable to Third Parties in consideration of a license(s) under such Third Party intellectual property rights in respect of the Development, Phase III Development, Finalization or Commercialization of the Product in such Party’s Territory, pursuant to any agreement or understanding entered into with a Third Party licensor; provided, if the Parties mutually agree, or if mutually acceptable independent patent counsel not regularly employed by either Party determines, that such license is reasonably necessary for such Development, Phase Three Development, Final Development or Commercialization (to the extent determined other than pursuant to a claim subject to indemnification under Article 10) in all Territories or for the general Development of the Product, then the Parties shall equally bear any such milestones, royalties and other payments payable to Third Parties. Each Party shall be solely responsible for any other milestones, royalties and other payments payable to Third Parties in respect of the Final Development or Commercialization of the Product in such Party’s Territory.

(e) Royalty Term. Each Party’s obligation to pay royalties under Section 8.4 in respect of each Product in each county shall expire upon the expiration of the Royalty Term for such Product in such country. Upon the expiration of the Royalty Term for a Product in any country, all of the licenses and rights granted to the other Party with respect to such Product in such country shall become irrevocable, perpetual, fully-paid, and royalty-free non-exclusive licenses.

(f) Generic Competition. Royalties payable under Sections 8.4 shall be reduced to [*]% of Net Sales in any country upon the earlier of

(i) Expiration of all Valid Claims of Active Biotech Patent Rights, Chelsea Patent Rights, and Joint Patents covering the manufacture, use or sale of the Product in such country; and

(ii) Entry of generic competition, which shall mean that a Third Party is selling in such country a product that (i) contains the Licensed Compound in that is approved for the same use as the Product and (ii) achieves at least [*]% of the total number of prescriptions for equivalent units for products containing the Licensed Compound that are used in a given calendar quarter; provided, that such reduction as a result this paragraph (ii) shall continue for only so long as there exists such generic competition in such country. Such market share shall be measured by IMS data or other mutually acceptable and reliable Third Party sources.

(g) Sublicense Royalties. Each Party shall pay the other Party [*]% of all royalties received from each Sublicensee to which it grants rights in its respective Territory, but not less than [*]% of such Sublicensee’s Net Sales, nor more than [*]% of such Sublicensee’s Net Sales.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

8.6 Interest. In addition to any other remedies available to the Party to whom payments are owed pursuant to this Agreement, if the Party owing such payments fails to pay any amounts when due, the Party owing such payments shall pay the Party to whom payments are owed a late payment charge equal to one percent (1%) per month (or the highest rate permitted by law, if lower).

8.7 Records. Each Party and its Affiliates shall, during the Term and for a period of three years thereafter, maintain complete and accurate books and records of account relating to the sale of the Product in such Party’s Territory, the achievement of the milestone events in Section 8.2, and the calculation of Net Sales and the obligations to be shared by the Parties pursuant to Sections 3.3(d), 3.4, 8.3 and 8.4(g), in sufficient detail to permit the accurate calculation of the payments due to the other Party hereunder.

8.8 Audits. Each Party (the “Auditing Party”) shall have the right during the Term and for a period of three (3) years thereafter, to have an independent certified public accountant reasonably acceptable to the other Party (the “Audited Party”) examine the relevant books and records of the Audited Party and its Affiliates during normal business hours, not more than once each calendar year, to verify that appropriate accounting and payments have been made under this Agreement. In the event a determination is made that the Auditing Party has been underpaid or overcharged, the Audited Party shall promptly pay to the Auditing Party the amount by which the Auditing Party was underpaid or overcharged along with interest at a rate of interest equal to one percent (1%) per month (or the highest rate permitted by law, if lower) for the period that such amounts were due. The fees and expenses of the accountant performing any verification pursuant to this Section 8.7 shall be paid by the Auditing Party;, if a determination is made that the amount paid to the Auditing Party with respect to any calendar year was less than ninety five percent (95%) of the amount properly due to the Auditing Party, the Audited Party shall promptly reimburse the Auditing Party for the costs of such verification. Any accountant which examines the books and records of the Audited Party pursuant to this Section 8.7 shall sign a confidentiality agreement reasonably satisfactory to the Audited Party.

8.9 Rate of Exchange for Non-U.S.D. Payments. All payments shall be made in U.S. Dollars. With respect to any payments that may become payable hereunder based on currencies other than U.S. Dollars, the rate of exchange to be used shall be the average commercial rate of exchange for the last Business Day of each month during the applicable quarter in which such payment obligation arose for the conversion of local currency to United States Dollars as published by The Wall Street Journal (or if it ceases to be published, a comparable publication to be agreed upon by the Parties). If at any time legal restrictions in any country in the Territory prevent the prompt remittance of any payments hereunder, the paying Party shall have the right and option to make such payments by depositing the amount thereof in local currency to the account of the payee Party in a bank or depository in such country designated by the payee Party.

8.10 Taxes. In the event that laws or regulations require withholding of taxes on behalf of a Party from any payment owed by the other Party hereunder, such taxes will be deducted from such payment by the paying Party and will be remitted by the paying Party on behalf of the paid Party to the appropriate tax authority. The paying Party will furnish the paid Party with proof of payment of such taxes as soon as practicable after such payment is made. In the event that documentation is necessary in order for the paid Party to secure an exemption from or a reduction in any withholding of taxes, the paid Party shall provide such documentation in a timely manner to the paying Party. The Parties will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

9. CONFIDENTIALITY.

9.1 Status of Active Biotech IP and Chelsea IP. All Active Biotech IP shall constitute the Confidential Information of Active Biotech. All Chelsea IP shall constitute the Confidential Information of Chelsea. The Jointly-Owned IP shall constitute the Confidential Information of both Parties.

9.2 Use of Confidential Information. During the Term and thereafter, each Party shall use the other Party’s Confidential Information solely for the purposes contemplated in this Agreement.

9.3 Disclosure of Confidential Information.

(a) During the Term and thereafter, neither Party shall directly or indirectly publish, disseminate or otherwise disclose, deliver or make available to any person outside its organization any of the other Party’s Confidential Information. Each Party shall have the right to provide Confidential Information received from the other Party to its employees, consultants and advisors, and the employees, consultants and advisors of its Affiliates, who have a need to know the Confidential Information and an obligation to maintain in confidence the Confidential Information of the party that releases, exchanges or discloses the Confidential Information (the “Disclosing Party”). For purposes of clarity, notwithstanding anything to the contrary, each Party shall be entitled to make disclosures of Jointly-Owned IP to Third Parties for purposes which are authorized and contemplated by this Agreement.

(b) To the extent that a Party has been granted the right to sublicense under the terms of this Agreement, each Party shall have the right to provide Confidential Information received from the other Party to the employees, consultants and advisors of its sublicensees and potential sublicensees who have a need to know the Confidential Information and an obligation to maintain in confidence the Confidential Information of the Disclosing Party.

(c) Each Party shall have the right to share with its investors the information conveyed to such Party by the other Party under Sections 3.3 and 3.4 and Article 8 and information about the Development, Final Development, Manufacture and Commercialization of the Product. In each case, such disclosure shall be under an obligation to maintain in confidence such Confidential Information of the other Party.

9.4 Release from Restrictions. Notwithstanding the provisions of Sections 9.2 and 9.3, a Party shall not be prevented from using or disclosing the Confidential Information of the other Party which (a) was known or used by the party that receives the Confidential Information (the “Receiving Party”) prior to its date of disclosure to the Receiving Party; (b) either before or after its date of disclosure to the Receiving Party, is lawfully disclosed to the Receiving Party by a Third Party rightfully in possession of the Confidential Information, but only to the extent of the rights obtained from such Third Party; (c) either before or after the date of disclosure to the Receiving Party, becomes published or otherwise publicly known through no fault or omission on the part of the Receiving Party; (d) is independently developed by the Receiving Party without any use of the Confidential Information of the Disclosing Party; or (e) is reasonably necessary to comply with applicable government laws or regulations; provided, that the Receiving Party provides written notice of such disclosure to the Disclosing Party and takes all reasonable actions to avoid and/or minimize the degree of such disclosure.

9.5 Disclosure of Financial and Other Terms. Except as required by applicable laws, treaties, and regulations (including securities laws), the Parties agree that the terms of this Agreement will be considered Confidential Information of both Parties to which Section 9.3 applies. Notwithstanding the foregoing, (a) either Party may disclose such terms as are required to be disclosed in its publicly-filed financial statements or other public statements pursuant to applicable laws, regulations, and stock exchange rules (e.g., the U.S. Securities and Exchange Commission, Stockholmbörsen, or any other stock exchange on which securities issued by either Party may be issued) or otherwise disclosed pursuant to applicable law; provided, that (i) the terms of this Agreement shall be redacted to the greatest extent reasonably possible and (ii) to the extent practicable under the circumstances, such Party shall provide the other Party with a copy of the proposed text of such statements or disclosure (including any exhibits containing this Agreement) sufficiently in advance of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text (including redacted versions of this Agreement), (b) either Party shall have the further right to disclose the material financial terms of this Agreement under confidentiality undertakings to any actual or potential acquirer, merger partner, or providers of financing (whether in the form of debt, equity or otherwise) and their advisors, (c) either Party shall have the right to disclose information regarding the Development, Finalization, Manufacturing or Commercialization status of a Product to the extent such disclosure is made under a confidentiality undertaking to actual or prospective investors, or required by applicable laws or stock exchange rules, and (d) either Party shall have the right to disclose the material terms of this Agreement in private meetings with actual or potential providers of financing (whether in the form of debt, equity or otherwise). Neither Party shall make any other statement to the public regarding the execution and/or any other aspect of the subject matter of this Agreement, except: (x) where a Party reasonably believes disclosure is required under applicable laws or ethical commercial practice, (y) for customary discussions with current or prospective investors and analysts, and (z) either Party may use the text of a statement previously approved by the other Party or otherwise publicly disclosed in accordance with this Article 9.

9.6 Publicity. Promptly following the execution of this Agreement, the attainment of each of the milestones set forth in Article 8.2 (including the amounts of the milestones) and the First Commercial Sale of the Product, the Parties shall issue a mutually agreed upon press release. Except for subsequent disclosures of substantially similar information or disclosures required by law, regulation or stock exchange requirements, neither Party shall have the right to make any other public announcements with respect to this Agreement without the prior written consent of the other Party, except as provided in Section 9.5. The Parties agree that any announcement made in respect of this Agreement shall not contain the other Party’s Confidential Information or, if disclosure of Confidential Information is required by law or regulation, shall make reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a government agency, it being understood that the other Party shall have the right, to the extent in accordance with applicable law, to review such Party’s disclosures to government agencies and require redaction of any information the other Party reasonably deems inappropriate for disclosure, including without limitation, key financial terms not previously disclosed as permitted hereunder. Subject to applicable law and stock exchange requirements, each Party agrees to provide the other Party with a copy of any public announcement as far in advance of its scheduled release as reasonably practicable and such other Party shall have the right to expeditiously review and recommend changes to any announcement regarding this Agreement; provided, that such right of review and recommendation shall only apply for the first time that specific information is disclosed and shall not apply to the subsequent disclosure of substantially similar information that has been previously disclosed.

10. INDEMNIFICATION.

10.1 Active Biotech Indemnification. Active Biotech shall indemnify, defend and hold harmless Chelsea and its Indemnified Parties from and against any and all liability, claims, damage, loss, or expense (including reasonable attorneys’ fees) resulting from any Third Party claims made or legal proceedings instituted against Chelsea or any of its Indemnified Parties which arise out of or result from (a) the [*] by [*], including any claims of [*]; (b) the [*] by or on behalf of [*], including any claims of [*]; or (c) any actual or alleged breach by Active Biotech of this Agreement, except, in each case, to the extent Chelsea is obligated to indemnify and hold harmless Active Biotech and its Indemnified Parties therefrom pursuant to Section 10.2. “Indemnified Parties” means, with respect to a Party, such Party’s Affiliates, and its and their officers, directors, shareholders, successors, assigns, agents, employees and insurers to the extent the same become subject to a claim in such capacity.

10.2 Chelsea Indemnification. Chelsea shall indemnify, defend and hold harmless Active Biotech and its Indemnified Parties from and against any and all liability, claims, damage, loss, or expense (including reasonable attorneys’ fees) resulting from any Third Party claims made or legal proceedings instituted against Active Biotech or any of its Indemnified Parties which arise out of or result from (a) the [*] by or on behalf of Chelsea with respect to the Chelsea Territory, including any claims of [*]; or (b) any actual or alleged breach by Chelsea of this Agreement, except, in each case, to the extent Active Biotech is obligated to indemnify and hold harmless Chelsea and its Indemnified Parties therefrom pursuant to Section 10.1.

10.3 Limitation on Indemnification. Notwithstanding anything to the contrary set forth elsewhere herein, neither Party shall be obligated to indemnify the other Party for claims or liabilities to the extent arising from such other Party’s, or its Affiliates’, Sublicensees’ or assigns’ negligence, intentional misconduct, or breach of its duties, obligations, warranties or representations set forth herein.

10.4 Procedure. The Party seeking indemnification shall provide the indemnifying Party with written notice of any claim or action within ten (10) days of its receipt thereof, and shall afford the indemnifying Party the right to control the defense and settlement of such claim or action. The Party seeking indemnification shall provide reasonable assistance to the indemnifying Party in the defense of such claim or action. If the defendants in any such action

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

include both Parties, and the indemnified Party concludes that there may be legal defenses available to it which are different from, additional to, or inconsistent with, those available to the indemnifying Party, the indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, and the indemnified Party shall bear the cost and expense of such separate defense, unless and to the extent the Parties otherwise agree or it is determined through arbitration hereunder that such costs and expense are or were required to be indemnified by the indemnifying Party and are or were required to be incurred separately due to such different, additional, or inconsistent defenses. Should the indemnifying Party determine not to defend such claim or action, the indemnified Party shall have the right to maintain the defense of such claim or action and the indemnifying Party shall provide reasonable assistance to it in the defense of such claim or action and shall bear the reasonable cost and expense of such defense (including reasonable attorneys’ fees). Neither Party shall settle any such claim or action in a way that prejudices or adversely impacts the other Party without the prior approval of such other Party (which approval shall not be unreasonably withheld).

10.5 Allocation. In the event a claim is based partially on an indemnified claim described in this Article 10 and partially on a non-indemnified claim, or is based partially on a claim described in Section 10.1 and partially on a claim described in Section 10.2, any payments and reasonable attorney fees incurred in connection with such claims are to be apportioned between the Parties in accordance with the degree of cause attributable to each Party.

11. INSURANCE.

11.1 Without limiting either Party’s undertaking to defend, indemnify, and hold the other Party harmless as set forth in Article 10, each Party shall obtain and maintain, promptly following the development of the CTD, a Commercial General Liability policy including coverage for Commercial General Liability claims and coverage for products liability claims, in an amount and coverage reasonably determined by the JDC on a country-by-country basis. The foregoing coverage shall continue during the Term and, with respect to product liability claims, for a period of five years after the Term.

12. REPRESENTATIONS AND WARRANTIES.

12.1 Representations. Each Party (the “Representing Party”) represents and warrants to the other Party that, as of the Effective Date: (a) the Representing Party is a corporation duly organized and in good standing under the laws of the jurisdiction of its incorporation, and it has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement; (b) the Representing Party has the full right, power and authority to enter into this Agreement and to grant the rights and licenses granted by it under this Agreement; (c) there are no existing or, to the Representing Party’s knowledge, threatened actions, suits or claims pending with respect to the subject matter of this Agreement or the Representing Party’s right to enter into and perform its obligations under this Agreement; (d) the Representing Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; (e) this Agreement has been duly executed and delivered on behalf of the Representing Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof, subject to the general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally; (f) all necessary consents, approvals and authorizations of all regulatory and governmental authorities and other persons required to be obtained by the Representing Party in connection with the execution and delivery of this Agreement and the performance of its obligations under this Agreement have been obtained; (g) the execution and delivery of this Agreement by the Representing Party and the performance of the Representing Party’s obligations hereunder do not conflict with, or constitute a default under, any of its contractual obligations; and (h) the Representing Party has not been debarred under the Generic Drug Enforcement Act of 1992 (21 U.S.C. §301 et seq.), is not under investigation for debarment action, has not been disqualified as an investigator pursuant to 21 C.F.R. §312.70, does not have a disqualification hearing pending and is not currently employing any person or entity that has been so debarred or disqualified to perform any of the Representing Party’s obligations under this Agreement.

12.2 Debarment Actions. The Representing Party shall promptly notify the other Party if it is debarred or disqualified as described in Section 12.1(h) and shall terminate any so debarred or disqualified individual’s or entity’s participation in the performance of any of the Representing Party’s obligations under this Agreement promptly upon the Representing Party’s awareness of such debarment or disqualification.

12.3 IP Warranties. Each Party warrants that as of the Effective Date: (a) it owns, or is exclusively licensed under, such Party’s IP; and (b) no claim has been made against such Party alleging that such Party’s Patent Rights are invalid or unenforceable or that the exploitation of such Party’s Patent Rights or such Party’s Know-How infringes or misappropriates any intellectual property right of any Third Party; and (c) it has not granted any Third Party any rights in respect of the Product or that are otherwise inconsistent with the term of this Agreement.

12.4 Limitation of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 12.1 THROUGH 12.3, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND UNDER THIS AGREEMENT (INCLUDING WITH RESPECT TO ANY MATERIALS PROVIDED UNDER THIS AGREEMENT), EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS, WHETHER ISSUED OR PENDING.

13. LIMITATION OF LIABILITY.

13.1 EXCEPT WITH RESPECT TO A BREACH OF ARTICLE 9 OR A PARTY’S LIABILITY PURSUANT TO ARTICLE 10, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES, ARISING OUT OF THIS AGREEMENT, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STATUTE, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES. The Parties agree that the actual, direct costs incurred by a Party to perform Development, Phase III Development, Finalization, Manufacturing or Commercialization obligations hereunder that the other Party was obligated to perform but failed to perform (subject to the right of such other Party to cure such breach and subject to the provisions of Article 15 if the occurrence of such breach is disputed) shall be deemed to be direct damages and not subject to this limitation.

14. TERM AND TERMINATION.

14.1 Term. Unless terminated earlier in accordance with Section 14.2, this Agreement shall remain in force for the period commencing on the Effective Date and shall continue until the expiration of the Royalty Term for all Products (the “Term”).

14.2 Termination.

(a) Termination for Convenience. Either Party (the “Withdrawing Party”) may at any time upon providing the other Party (the “Non-Withdrawing Party”) six months’ written notice of the Withdrawing Party’s intent to terminate this Agreement, and, upon the expiration of such six month period (or at such earlier time as the Non-Withdrawing Party may designate), this Agreement shall terminate. Upon giving the initial six months’ written notice, the Withdrawing Party representatives to the JDC shall have no voting or decision making rights with respect to the $1,000,000 initial amount referred to in Section 8.1.

(b) Breach.

(i) Upon any material breach of a material obligation of this Agreement by a Party (the “Breaching Party”), the other Party (the “Non-Breaching Party”) may, by providing 60 days’ prior written notice to the Breaching Party, terminate this Agreement, which notice shall identify the material breach, the intent to so terminate and the actions or conduct that it considers would be an acceptable cure of such breach. The Breaching Party shall have a period of 60 days after such written notice is provided to cure such breach (the “Initial Cure Period”). If the material breach is not cured within such 60 days, the Non-Breaching Party may terminate this Agreement upon 20 days written notice; provided, that if the Breaching Party disputes such material breach as provided in subsection (ii) below, such termination shall be effective only as provided in such subsection (ii). Such termination shall apply solely with respect to the Product if such breach related solely to the Product, and shall otherwise apply to this Agreement in its entirety.

(ii) If the Non-Breaching Party gives notice of material breach under this Section 14.2(b) and the Breaching Party disputes whether there is a material breach, then the issue of whether the Non-Breaching Party may properly terminate this Agreement on expiration of such Initial Cure Period shall be resolved in accordance with Article 15, the Parties shall cooperate to allow such determination to be made within 75 days after a Party requests such determination (or as promptly thereafter as possible) and the Agreement shall not terminate except as provided in this Section 14.2(b)(ii). If, as a result of such dispute resolution process, it is determined that the Breaching Party committed a material breach and the Breaching Party does not cure such breach within 60 days after the date of the arbitration award (the “Additional Cure Period”), then such termination shall be effective upon the expiration of the Additional Cure Period. If the Parties dispute whether such breach was so cured, either Party alone may request the same arbitration tribunal to determine whether it was so cured and the Parties shall cooperate to allow such determination to be made within 30 days after a Party requests such determination. Such dispute resolution proceeding does not suspend either Party’s obligations hereunder and each Party shall use reasonable efforts to mitigate all damages. If, as a result of such dispute resolution proceeding, it is determined that the Breaching Party did not commit a material breach (or that such breach was cured within the permitted time period or, subject to the right to recover damages as provided in Article 15, the Additional Cure Period), then no termination shall be effective and this Agreement shall remain in effect as it was prior to such notice by the Non-Breaching Party.

14.3 Effects of Expiration or Termination.

(a) Upon termination of this Agreement in its entirety (in which case the Product is considered to be terminated) or with respect to the Product pursuant to Sections 14.2(a) or (b):

(i) the licenses granted by the Non-Continuing Party to the Continuing Party with respect to the terminated Product shall remain in effect after such termination on a sublicenseable (provided that such sublicensees comply with the relevant provisions of this Agreement) basis and shall be converted to exclusive licenses to (A) Develop, conduct Phase III Development, Finalize and Commercialize the terminated Product anywhere in the world, and (B) Manufacture the terminated Product anywhere in the world;

(ii) the Non-Continuing Party, with respect to the terminated Product, (A) shall pay its share of any costs to conduct clinical trials that have commenced prior to the date of termination; (B) shall, at the Non-Continuing Party’s expense, submit letter(s) or application(s) to the relevant Regulatory Authorities and take such other actions to transfer ownership of the Regulatory Filings and Regulatory Approvals in each country in the Territory to the Continuing Party within 30 days after receipt of the required documentation from the Continuing Party for inclusion in such letter(s) or application(s) (provided, that, if, at the time of termination, any clinical trials are being conducted by the Non-Continuing Party, such transfer may be delayed, in the Continuing Party’s reasonable discretion, to permit the Non-Continuing Party to complete such clinical trials, and the Non-Continuing Party shall complete such trials at the Continuing Party’s expense); (C) shall, at the Non-Continuing Party’s expense, immediately assign to the Continuing Party, all of its right, title and interest in and to all clinical, technical and other relevant reports, records, data and other tangible Information specifically relating to the terminated Product (provided that the Non-Continuing Party may retain one copy of such Information in its archives solely to verify its compliance with its continuing obligations of confidentiality under this Agreement); (D) shall, at the Non-Continuing Party’s expense, take appropriate steps with the relevant Regulatory Authorities to effect such assignments (to the extent permitted under applicable law); (E) shall, at the Non-Continuing Party’s expense, deliver to the Continuing Party one copy of each physical embodiment of the items in clauses (A) and (B) in a mutually agreeable format promptly but in no event more than 30 days after termination; (F) hereby grants to the Continuing Party, subject to such termination, a royalty-bearing license, with the right to grant sublicenses, to use the foregoing to Develop, Manufacture, Finalize and Commercialize the terminated Product anywhere in the world; (G) shall, at the Non-Continuing Party’s expense, (1) assign to the Continuing Party, promptly after such termination but in any event no later than 30 days after such termination, all of its right, title and interest in and to the Product Trademarks for the terminated Product and all goodwill therein; and (2) assist the Continuing Party in taking appropriate steps with the relevant governmental authorities to effect such assignment; (H) the provisions of Sections 7.2, 7.3, 7.5, 7.6, 7.7 and 7.8 shall apply; provided, that the rights granted to a Party in its role as the Non-Owning Party thereunder shall apply only if the Non-Owning Party is the Continuing Party;

(iii) the Non-Continuing Party shall assign to the Continuing Party any then-current Commercialization agreements with Third Parties (except as otherwise mutually agreed by the Parties), the Continuing Party’s Territory shall be expanded to include all countries of the world, and the Continuing Party shall pay to the Non-Continuing Party, based on the date on which the Agreement is so terminated, royalties equal to the applicable percentage set forth in the following table of the worldwide Net Sales of the Product in each calendar quarter:

Date of Termination:	Royalty Rate
After [*]	[*	]%
After [*]	[*	]%
After [*]	[*	]%

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Such payments shall be paid within 45 days after the end of each calendar quarter, and Sections 8.4 through 8.8 shall apply mutatis mutandis to such payments and for as long as each terminated Product is being Developed, Manufactured, Finalized or Commercialized;

(iv) the Parties shall in good faith draft and execute an agreement reflecting the terms of this Section 14.3(a) and, to the extent applicable, Section 14.3(b); and

(v) the Continuing Party shall be solely responsible for any milestones, royalties and other payments payable to Third Parties following termination in consideration of a license(s) under such Third Party intellectual property rights in respect of the Development, Finalization or Commercialization of the terminated Product, regardless of whether such payments are to be made with respect to intellectual property rights licensed (i) to the Continuing Party, other than as described in the following clauses (ii) and (iii); (ii) to the Non-Continuing Party and sublicensed to the Continuing Party hereunder, provided, that the Non-Continuing Party has provided a copy of the relevant Third Party license agreement to the Continuing Party; or (iii) to both Parties. If the Continuing Party wishes to discontinue making such payments pursuant to clauses (ii) or (iii), the Continuing Party shall provide written notice thereof to the Non-Continuing Party and the Continuing Party shall thereafter not be required to make such payments nor shall the Continuing Party be licensed under the relevant Third Party intellectual property rights.

(b) Upon termination or expiration of this Agreement in its entirety for any reason, in addition to the provisions of Section 14.3(a):

(i) each Receiving Party shall (A) promptly return to the Disclosing Party all materials and records in its possession or control containing Confidential Information of the Disclosing Party or, at the election of the Receiving Party, destroy such Confidential Information of the Disclosing Party, and (B) destroy: (1) any notes, reports or other documents prepared by the Receiving Party which contain Confidential Information of the Disclosing Party; and (2) any Confidential Information of the Disclosing Party (and all copies and reproductions thereof) which is in electronic form or cannot otherwise be returned to the Disclosing Party; provided, that (3) each Party may retain the Confidential Information of the other Party to the extent necessary to exercise its rights which survive termination or expiration, and (4) the Receiving Party may retain one (1) copy of the Disclosing Party’s Confidential Information in its archives solely to verify its compliance with its continuing obligations of confidentiality under this Agreement;

(ii) the provisions of Sections 4.5, 7.2(c), 8.6, 8.7, 12.4, 14.3 and 14.4, and Articles 9, 10, 11, 13, 15 and 16 shall survive in accordance with their terms and, to the extent required to give effect to such sections, the provisions of Article 1 shall survive.

14.4 Non-Exclusive Remedy. Termination of this Agreement in whole or in part shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including, without limitation, the Parties’ ability to seek legal damages and/or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination. Upon termination or expiration of this Agreement in whole or in part for any reason, in addition to the provisions of Section 14.3, neither Party will be released from any obligations that accrued prior to the effective date of expiration or termination.

14.5 For the purposes of this Article 14, the “Non-Continuing Party” means the Withdrawing Party or the Breaching Party, as the case may be, and the “Continuing Party” shall mean the Non-Withdrawing Party or the Non-Breaching Party, as the case may be.

15. DISPUTE RESOLUTION.

15.1 JDC Resolution Procedure. The JDC shall attempt in good faith to resolve any dispute between the Parties arising out of or relating to the execution, interpretation and performance of this Agreement (including the validity, scope and enforceability of this provision). The JDC shall meet within 14 days after delivery of the notice of dispute from a Committee or any Party and shall attempt in good faith to resolve the dispute. If the dispute has not been so resolved, either Party may present a notice of dispute to the Executive Officers of the Parties.

15.2 Negotiation Between Officers. Within 15 days after delivery of the notice of dispute pursuant to Section 15.1, the Executive Officers of the Parties shall meet or converse by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Executive Officers do not resolve the dispute within 30 days after the initial delivery of the notice pursuant to Section 15.1 (or such lesser or longer period as they may agree is a useful period for their discussions), then (a) to the extent such dispute relates to Final Development for the Active Biotech Territory or Commercialization in the Active Biotech Territory or Manufacturing, then Active Biotech shall have the final authority to resolve such dispute in its reasonable discretion, (b) to the extent such dispute relates to Final Development for the Chelsea Territory or Commercialization in the Chelsea Territory, then Chelsea shall have the final authority to resolve such dispute in its reasonable discretion. Disputes in respect to the matters expressly delegated to the JDC shall not be subject to arbitration under Section 15.3 below.

15.3 Arbitration.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, which has not been resolved pursuant to Sections 15.1 or 15.2 shall be finally settled by binding arbitration conducted in the English language in London, England under the commercial arbitration rules of the London Court of International

Arbitration. Each Party shall appoint an arbitrator and the two (2) arbitrators so appointed shall jointly appoint a third arbitrator; provided, that if they cannot agree (or if one Party refuses to appoint an arbitrator) within 30 days after the initiation of the arbitration, then such unappointed arbitrator(s) shall be appointed by the President of the London Court of International Arbitration. Disputes about arbitration procedure shall be resolved by the arbitrators or failing agreement, by the London Court of International Arbitration in London, England. The arbitrators may proceed to an award notwithstanding the failure of the other Party to participate in the proceedings. Discovery shall be limited to mutual exchange of documents relevant to the dispute, controversy or claim; depositions shall not be permitted unless agreed to by both Parties.

(b) The arbitrators shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the dispute, protect trade secrets and provide for security for a prospective monetary award. The limitations on liability set out in Article 13 shall apply to an award of the arbitrators. Specifically, but without limitation, under no circumstances shall the arbitrators be authorized to award punitive or multiple damages. Any purported award of punitive or multiple damages or of other damages not permitted under Article 13 shall be beyond the arbitrators’ authority, void, and unenforceable.

(c) If the dispute subject to such arbitration proceeding arises under Section 14.2(b)(ii), the arbitral tribunal shall be directed to first determine whether the applicable Party is entitled to terminate under Section 14.2(b). The arbitral tribunal’s decision on such issue shall be the arbitration award referred to in Section 14.2(b)(ii) for the purpose of commencing the Breaching Party’s final right to cure during the Additional Cure Period. The same tribunal shall then continue such proceeding for the purpose of determining all damages and other remedies, including a monetary amount to compensate the Non-Breaching Party for all damages and other losses incurred or suffered as a result of a material breach and any failure to cure such breach while dispute resolution proceeding is pending and the Additional Cure Period (subject to the limitations of Article 13).

(d) The prevailing Party shall be entitled to an award of reasonable attorney fees incurred in connection with the arbitration in such amount as may be determined by the arbitrators. The award of the arbitrators shall be the sole and exclusive remedy of the Parties and shall be enforceable in any court of competent jurisdiction, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators. Notwithstanding anything contained in this Article 15 to the contrary, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

16. MISCELLANEOUS.

16.1 Notice.

(a) All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be sent by facsimile (with confirmation received of the recipient’s number, followed by prompt confirmation by telephone of receipt of such communication or prompt delivery of a copy of such communication by hand delivery, mail or overnight delivery as provided herein), hand delivered by messenger or courier service, or mailed by registered or certified mail (postage prepaid), return receipt requested, or delivered by reputable international air courier delivery service, addressed to:

If to Active Biotech:	Active Biotech AB
Scheelevägen 22
SE-220 07 Lund
Sweden
Attn: President & CEO
Fax: +46 46 19 20 50

with a copy to:	Wiggin and Dana LLP
400 Atlantic Street
Stamford, CT 06911
USA
Attn: James F. Farrington, Jr.
Fax: +1 203 363 7676

If to Chelsea:	Chelsea Therapeutics, Inc.
13950 Ballantyne Corporate Place
Suite 325
Charlotte, NC 28277
Attn: President and CEO
Fax: +1 704 752 1479

with a copy to:	Wyrick, Robbins, Yates and Ponton LLP
The Summit
4101 Lake Boone Trail
Suite 300
Raleigh, NC 27607
Attn: Daniel S. Porper
Fax: +1 919 781 4865

(b) Each such notice shall be deemed delivered (i) on the date delivered if by personal or overnight delivery, (ii) on the date confirmation of a facsimile transmission is received, (iii) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed, or (iv) four (4) calendar days after delivery to the applicable air courier.

(c) Either Party may from time to time to change its address upon written notice to the other Party in accordance with this Section 16.1.

16.2 Force Majeure. No failure or omission by a Party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the reasonable control of such Party, which may include, but are not limited to, the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; flood; storm; earthquake; accident; war; rebellion; insurrection; riot; and invasion; and provided that such failure or omission resulting from one of the foregoing causes is cured as soon as is practicable after its occurrence.

16.3 Assignment; Binding Effect.

(a) Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, except to a single Third Party that acquires, by merger, sale of assets or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of this Agreement relates. Notwithstanding the foregoing, each Party shall have the right to assign this Agreement, in whole or in part, to an Affiliate of such Party without the prior written consent of the other Party, provided that such Party guarantees the performance of such Affiliate of its obligations hereunder. Any assignment not in accordance with the foregoing shall be void.

(b) Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, in the event that this Agreement is assigned by either Party in connection with the sale or transfer of all or substantially all of the business and assets of such Party to which the subject matter of this Agreement pertains, such assignment shall not provide the non-assigning Party with rights or access to intellectual property or technology of the acquirer of such Party.

16.4 Modifications; Waivers. No change, modification, extension, termination or waiver of any obligation, term or provision contained herein shall be valid or enforceable unless same is reduced to writing and signed by a duly authorized representative of each of the Parties to be bound thereby. No waiver of any right in any one instance shall constitute a waiver of that right or of any other right in other instances under this Agreement.

16.5 Entire Agreement. This Agreement, the Schedules attached hereto, and any supply agreement between the Parties (if and when executed), contain every obligation and understanding between the Parties relating to the subject matter hereof and supersedes all prior discussions, negotiations and agreements, if any, between them relating to the subject matter hereof, and neither of the Parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein.

16.6 Severability. If, under applicable law or regulation, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (“Severed Clause”), it is mutually agreed that this Agreement shall endure except for the Severed Clause. The Parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such Severed Clause in light of the intent of this Agreement.

16.7 Section Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to affect the interpretation of any provision of this Agreement.

16.8 Relationship of Parties. This Agreement shall not constitute or be construed as creating a partnership, employer-employee or joint venture relationship between the Parties, and neither Party shall be liable for any debts or obligations of the other Party. Neither Party shall have any power to enter into any contracts or commitments in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

16.9 Construction. Each Party acknowledges that it has been advised by counsel during the course of negotiation of this Agreement and, therefore, that this Agreement shall be interpreted without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted. Except where the context otherwise requires, wherever used, the use of any gender will be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein means including, without limiting the generality of any description preceding such term. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document refer to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any laws refer to such laws as from time to time enacted, repealed or amended, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Sections and Exhibits, unless otherwise specifically provided, refer to the Sections and Exhibits of this Agreement.

16.10 Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of New York, without reference to the choice of law principles thereof.

16.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the Effective Date.

CHELSEA THERAPEUTICS

By:	/s/ Simon Pedder
Name:	Simon Pedder, Ph.D.
Title:	President and Chief Executive Officer

ACTIVE BIOTECH AB

By:	/s/ Sven Andreasson
Name:	Sven Andreasson
Title:	President and Chief Executive Officer

SCHEDULE 1.3

ACTIVE PATENTS

Patent case No: [*]

Country	Application No

EPO	[*]
[*]

Sweden	[*]

USA	[*]
[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

SCHEDULE 3.1(b)

PRELIMINARY DEVELOPMENT PLAN

To be added at the first JDC meeting.

Schedule 4.1

REQUIREMENTS TO MAINTAIN SALES TERRITORY

Prior to receipt of Regulatory Approval of the relevant Product in any country in the Selling Party’s Territory, the Selling Party shall have established a [*] system, including [*].

Prior to receipt of Regulatory Approval of the relevant Product in a country in the Selling Party’s Territory, the Selling Party shall have established or made firm commitments to acquire by contract [*] for the [*] in such country, including [*].

Upon completion of enrollment of any Phase III clinical trial for the relevant Product in any country in the Territory, the Selling Party shall have hired [*] and shall have hired sufficient other personnel to perform all [*].

The Selling Party shall possess such other [*] as shall be appropriately dimensioned for the [*] in each such country for the approved indications of the Product and shall be appropriately targeted for the [*] for that relevant [*] and shall consist of at least such types, qualities and quantities of resources as would be reasonably and customarily deployed by a specialty pharmaceutical company under similar circumstances.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.